Exhibit 10.130

LEASE AGREEMENT

THIS LEASE AGREEMENT is made and entered into this 29th day of August, 2022, by and between Epiphany Property Holdings, LLC whose address is 5429 Satin Leaf Ct, Sanford, FL, 32771 hereinafter “Landlord”, and The Executive Group, Inc., whose address is 1805 W. Colonial Dr, Suite B-1, Orlando, FL 32804, hereinafter referred to as “Tenant”; joined by Reinaldo Zapata and all Personal Guarantors.

WITNESSETH

1. Premises. Landlord, in consideration of the rents, covenants, agreements and conditions hereinafter contained, does hereby lease unto said Tenant the premises described as: Unit C-1, at 1805 W. Colonial Dr., Orlando, FL 32804, hereinafter called the “Premises” which is identified on the attached sketch.

2. Term. The Premises are leased for a term of two (2) years, commencing on the First day of September, 2022, and terminating on the Thirty-First (31st) day of August, 2024 or such earlier date as this Lease may terminate as hereinafter provided. Occupancy will not be provided until all conditions of this lease are satisfied, including: (i) Insurance as required by Paragraph 18; (ii) Landlord’s receipt of the Deposit required by Paragraph 14 and the first month’s rent.

3. Option. In addition to the original term under this Lease Agreement, the Landlord grants to the Tenant one (1) three (3) year option which may be exercised by the Tenant only upon the giving of ninety (90) days’ written notice prior to the expiration of the original tem1. Time is of the essence to comply with this notice requirement.

4. Base Rent. The Base Rent for each year of the original term hereof is the sum of Eighteen Thousand ($18,000.00) DOLLARS which is payable in equal monthly installments, plus sales and use tax, in advance on the first (1st) day of each calendar month during the term in the amount of One Thousand Five Hundred Dollars ($1,500.00) DOLLARS, plus sales and use tax from September 1, 2022 thru August 31, 2023 and One Thousand Five Hundred Seventy Five ($1,575.00) Dollars, plus sales and use tax from September 1, 2023 thru August 31, 2024.

5. Use. Tenant shall use and occupy the premises as a Real Estate Office and for no other purpose. Tenant shall not make any noise, emit any odors or allow any other action which interferes with the use of any other units in the building.

The Executive Group ~ Suite C-1 Lease

6. Examination of Premises. Tenant hereby represents and warrants to Landlord that Tenant has carefully examined and fully familiarized itself with the condition of the Premises and has agreed to accept, and has in fact accepted, the same “AS IS,” “WHERE IS,” in its existing condition and state of repair and without any representation or warranty by or on behalf of Landlord as to (a) MERCHANTABILITY, (b) HABITABILITY, (c) fitness for Tenant’s intended purposes or any other particular purpose, (d) the condition or state of repair of the Premises, (e) the absence or presence of any structural or other defects or deficiencies in the Premises, or (f) any other matter or aspect pertaining to the Premises or the use or condition of either of same, and without any promise or undertaking on the part of Landlord or its agents, to make any improvement, alteration or repair to the Premises. Tenant hereby expressly covenants and agrees that Landlord shall, under no circumstances, be liable for any latent, patent or other defects or deficiencies in the Premises. Tenant acknowledges that Landlord has entered into this Lease with Tenant at the rental and upon the terms and conditions set forth herein in material reliance upon the representations, warranties and undertakings of Tenant as set forth in this section.

7. Landlord’s Work P1ior to Commencement of Lease: In the event Landlord has agreed to perform any work on the Premises prior to delivery of possession to Tenant, then the work is described in Exhibit A and is checked as being applicable in Paragraph 47. If Exhibit A is not applicable, then the Landlord is not performing any work on the premises and Tenant accepts the Premises as it now exists.

8. Tenant’s Work: Tenant agrees to pay the full cost for and perform the work to the Premises, IF ANY, as set forth in Exhibit B and all other work subsequently approved in writing by Landlord in accordance with the construction requirements set forth in Exhibit C and the Construction Rules and Regulations set forth in Exhibit D which must be signed by each contractor who performs work for Tenant.

9. Tenant Maintenance and Repairs: Tenant shall keep and maintain at Tenant’s sole expense not to be reimbursed by Landlord the interior of the Premises, together with all fixtures and all electrical, plumbing, heating, air conditioning and all other mechanical and other installations which service the interior, all doors, and all plate glass and door and window glass, in good working order and proper repair, using materials and labor of kind and quality equal to or better than the original work, and shall surrender the Premises at the expiration or earlier termination of this Lease in as good condition as when received, excepting only and solely deterioration caused by mere ordinary wear and tear and damage by fire or other casualty of the kind actually insured against by Tenant in standard policies of fire insurance with extended coverage. Tenant shall retain the services of a licensed HVAC contractor, acceptable to the Landlord, to maintain, inspect and service the HVAC unit(s) for the Premises. The HVAC contractor shall inspect the unit(s) not less then four times per calendar year and provide a written report of each inspection to Landlord. A copy of Tenant’s HVAC maintenance agreement shall be furnished to Landlord upon Tenant possession of Premises.

10. Real Property Taxes. The Landlord shall pay all real property taxes and assessments for the Premises.

The Executive Group ~ Suite C-1 Lease

11. Landlord’s Liability: It is expressly agreed that the Tenant shall not be entitled to assert a damage claim against Landlord seeking loss of income, lost profits, lost customers or other consequential damages for any type of claim. In the event Landlord breaches this Lease and does not cure the breach within 30 days after receipt of written notice from Tenant, ( or to commence to cure default if the default can not be reasonably cured within 30 days) then Tenant’s sole remedy shall be the right to terminate this Lease and to seek damages against Landlord for damages which shall be limited to the actual cost to Tenant of obtaining substantially similar premises which shall not exceed three (3) times the amount of the monthly Base Rent. Tenant waives the right to seek all other types of damages. Notwithstanding any provision contained in this Lease or elsewhere now or hereafter to the contrary, Tenant agrees and acknowledges that Tenant shall look solely and only to Landlord’s interest in the leasehold in the unit leased to Tenant in the event of any default or breach by Landlord with respect to any of the terms and provisions of this Lease on the part of the Landlord to be performed or observed; and no other assets whatsoever of Landlord shall be subject to liability, levy, execution, or other judicial process or award for the satisfaction of Tenant’s claim(s) of any kind or sort whatsoever. In the event of a sale or conveyance by Landlord of the building or a foreclosure by any creditor of Landlord, the same shall operate to release Landlord from any liability upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and Tenant shall solely look to the new owner for any claims under this Lease.

12. Utilities and Personal Property Taxes. In addition to Base Rent, Tenant shall pay all personal property taxes and assessments which may be levied or assessed on all personal property of Tenant located in or about the Premises. It is further understood and agreed the Tenant shall be responsible for Sixty (60%) of all monthly utilities which are metered together for Suite C-1 & C-2 including water, electric, and sewer, and shall be responsible for the insurance requirements set forth in this Lease. Landlord shall pay utility payments when due and shall charge Tenant for its portion of utility expenses on a monthly basis. All Utility reimbursements to Landlord shall be due and payable with the next monthly lease payment and shall be assessed late fees and penalties as outlined in Section 13 of this Lease Agreement if not paid when due.

13. Rent and Late Charges. The term “rent” as used in this Lease shall mean and include Base Rent and all other sums payable hereunder to Landlord. All rent shall be paid to Landlord at the address listed herein or at such other place or to such other person as Landlord may from time to time direct in writing, or as is otherwise provided herein, in lawful money of the United States of America. Rent is due on the FIRST day of each month and considered late after the THIRD day of the month. In the event Tenant fails to make any such payment when the same becomes due, then in addition to all rights, powers and remedies provided herein, by law or otherwise in the case of nonpayment of rent, Landlord shall be entitled to recover from Tenant the greater of 10% of the amount due or $150.00, whichever is greater, to reimburse Landlord for its overhead and administration charges in connection with such late payment. In addition, a daily late fee in the amount of $30/day will be assessed on all outstanding amounts until payment is received. Tenant acknowledges that these charges are fair and reasonable. Tenant will also pay to Landlord on demand, interest at the rate of 18% per annum (or the highest rate permitted by applicable law, whichever is lower) on all overdue installments of rent and on overdue amounts relating to obligations which Landlord shall have paid on behalf of Tenant, in each case from the due date thereof until paid in full. If any check tendered by Tenant in payment of any sum due pursuant to this Lease shall be returned for insufficient funds or for any other reason not the fault of Landlord, then Tenant shall pay to Landlord, a processing fee equal to the greater of: (i) $40.00; or (ii) five percent (5%) of the face amount of the returned check, not to exceed the maximum amount permitted by law. Should Tenant’s check be returned or dishonored on more than one occasion during the Term of this Lease (or any renewal or extension thereof), then, from and after the dishonor or return of the second of Tenant’s checks, all subsequent payments due hereunder during the remainder of the Term of this Lease (and all renewals and/or extensions thereof) shall, at Landlord’s option, be tendered to Landlord by certified or cashier’s check.

The Executive Group ~ Suite C-1 Lease

14. Security Deposit. Upon execution of this Lease, the Tenant shall pay to Landlord a security deposit of $1500.00 to secure Tenant’s lease obligations under this Lease. The deposit may be deposited into Landlord’s account, commingled with Landlord’s funds and used by Landlord, in its sole discretion, to pay any of Tenant’s obligations under this Lease. If Tenant fully and timely performs its obligations under this Lease, the deposit amount shall be returned to Tenant within thirty (30) days after the termination of the Lease.

15. Waste. Tenant shall commit no act of waste and shall take good care of the Premises and the fixtures and appurtenances therein and shall, in the use and occupancy of the Premises, conform to all laws, orders, and regulations of the federal, state, and municipal governments or any of their departments. During the terms of this Lease, Tenant shall make all necessary repairs to the Premises to keep them in good condition and repair. All improvements made by Tenant to the Premises which are so attached to the Premises shall become the property of Landlord upon installation. Not later than the last day of the term, Tenant shall, at Tenant’s expense, remove all of the Tenant’s personal property and those improvements made by Tenant which have not become the property of the Landlord, including trade fixtures, cabinet work, moveable paneling, partitions, and the like; repair all injury done by or in connection with the installation or removal of such property and improvements; and surrender the premises in as good condition as they were at the beginning of the term, normal wear and tear, damage by fire, the elements, casualty, or other cause not due to the misuse, negligence, or intentional acts of Tenant or Tenant’s agents, employees, visitors, or licensees, excepted. All property of Tenant remaining on the premises after the last day of the term of this Lease shall be conclusively deemed abandoned, may be removed and destroyed by Landlord and Tenant shall reimburse Landlord for the cost of such removal and destruction. At Landlord’s option, all abandoned property shall become Landlord’s property.

16. Hazardous Waste. Tenant hereby represents and covenants that Tenant will not use, handle, store, transport or dispose of or permit the use, handling, storage, transportation or disposal of hazardous or toxic substances, as those terms may be defined or used in any local, state, or federal environmental, hazardous substance or land or water use laws or regulations onto the premises, and in the event of any use or spillage of such substance, Tenant agrees: (i) to notify Landlord immediately of any contamination, claim of contamination, loss or damage; (ii) after consultation and approval by Landlord, to clean up the contamination in full compliance with all applicable statutes, regulations, and standards; and (iii) to indemnify, defend and save harmless Landlord from and against all loss, costs, expenses, fines, penalties, reimbursement costs and damages (including attorney’s fees) arising as a result of any such contamination, claim of contamination, loss or damage or Tenant’s violation of any provision of local, state, or federal law, including common law, which prohibits or regulates the use, handling, storage, transportation or disposal of a hazardous or toxic substance or which requires removal or remedial action and the costs of removal or remedial action of such hazardous or toxic substance, including any fines levied in connection therewith, whether such costs or expenses are incurred by the Landlord or any local, state, or federal governments or by other persons and including any personal injuries suffered in connection therewith. This provision shall survive the termination of the Lease.

The Executive Group ~ Suite C-1 Lease

17. Alterations and Repairs. Tenant shall not, without first obtaining the written approval of the Landlord, make any alterations, repairs, additions, or improvements in, to, or on and about the Premises.

18. Insurance. The Tenant shall. carry fire and extended coverage insurance insuring the building for its full insurable value, including Tenant’s interest in any of Tenant’s improvements in the Premises, and Tenant’s interest in Tenant’s office furniture, equipment and supplies, naming Landlord as an additional named insured. Tenant waives any right of action against Landlord for loss or damage covered by such insurance, and the policy shall permit such waiver.

In addition thereto, Tenant shall at all times during this Lease maintain in full force and effect at its sole cost and expense a broad form comprehensive general public liability insurance policy that meets the following requirements:

a. The Insurance Company shall have a minimum rating of A by AM. Best Company. The Insurance Company referenced should have a minimum financial size “V,” which is $10 to $25 Million of U.S. dollars of reported capital, surplus and conditional reserve funds.

b. The policy minimum limits shall be One Million ($1,000,000) CSL per occurrence/Two Million ($2,000,000) per aggregate.

c. The insurance policy shall be a Comprehensive General Liability: Combined Single Limit (CSL) and shall include the following coverages:

●	Premises Operations

●	Aggregate Per Project/Location

●	Products Completed Operations

●	Contractual Liability

●	Broad Form Property Damage

●	Personal Injury

d. A certificate of insurance shall be provided to Landlord upon signing of the Lease. The certification of insurance shall provide that the insurance policy cannot be cancelled without thirty (30) days prior written notice to Landlord.

e. The Additional Insureds under the policy shall be EPIPHA Y PROPERTY HOLDINGS, LLC, MASTERPIECE PROPERTY MANAGEMENT, LLC., and their officers, directors, members and employees and their successors and assigns.

Tenant shall furnish Landlord, on or before Tenant takes occupancy, original policies or certificates of insurance evidencing the coverages required by this Lease. All policies required hereunder shall contain an endorsement providing that the insurer will not cancel or materially change the coverage of such policy or policies without giving ten (10) days prior written notice thereof to Landlord.

In the event Tenant fails to comply with any of the provisions of this Section of the Lease, then Landlord, in addition to all other remedies under this Lease and at law, shall be entitled to an immediate judicial injunction prohibiting Tenant from being in possession of the Premises and from conducting any business in the Premises.

19. Indemnification of Landlord. Tenant shall defend, indemnify and hold Landlord and its officers, employees and representatives harmless from all liability, costs, expenses, damages and claim for damages by reason of any injury to any person or persons, including Tenant, or property of any kind whatever and to whomsoever belonging, including Tenant’s, from any cause or causes whatsoever while in, upon or in any way connected with the Premises, adjacent sidewalks, parking, lot, building and other property of Landlord during the term of this Lease and any extension hereof or any occupancy hereunder, including all claims occasioned wholly or in part by any act or omission of Tenant, its agents, customers, invitees, principals, officers, directors or employees.

The Executive Group ~ Suite C-1 Lease

20. Accumulation of Waste or Refuse Prohibited. Tenant shall not permit the accumulation of waste or refuse matter on the premises or anywhere in or near the building. Should Tenant, in Landlord’s judgment, violate the provisions of this paragraph, Landlord may arrange for the removal of said waste or refuse matter and remit the invoice for same to Tenant. Tenant’s failure to remit full payment within seven (7) days of the amount of said invoice shall constitute a default under this Lease. Additionally, Tenant shall breakdown all boxes and keep refuse inside the waste bins. Should Tenant have excess rubbish and/or rubbish that does not fit within the waste receptacle, Tenant will notify Landlord of such overage and be responsible for excess fees charged to Landlord. Excess charges will be billed to Tenant account.

21. Destruction of Premises. If during the term hereof the building in which the Premises are situate shall be damaged or destroyed by fire, act of God, strikes, riots, or public commotion, the Tenant shall give immediate notice thereof to Landlord, and Landlord may elect to repair same, provided such repairs can be made within one hundred twenty (120) days by working in the usual and ordinary manner and under the laws and regulations of the federal, state, county or municipal authorities and are paid for by insurance proceeds, but such destruction or damage shall in no way annul or avoid this Lease, except that the Tenant shall be entitled to a proportionate reduction of rent while such repairs are being made, such proportionate reduction to be based upon the extent to which the making of such repairs shall interfere with the business carried on by the Tenant in said premises. In the event that the Landlord does not so elect to make such repairs, this Lease may be terminated by Lessor.

If, at the time Landlord shall have elected to cancel and terminate this Lease as in this section provided, and if Tenant shall not have been in default as to any terms, conditions, or agreements under this Lease, Landlord shall restore to Tenant any unearned rents paid in advance by Tenant or other money or property deposited by Tenant as security for the performance of this Lease by Tenant, less any amounts due Landlord from Tenant, whether for rent, damages, or otherwise.

22. Condemnation. If any part of the Premises shall be taken or condemned for a public or quasi-public use, and a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the date title shall vest in the condemnor, and the rent payable hereunder shall be adjusted so that the Tenant shall be required to pay for the remainder of the term only such portion of such rent as the value of the part remaining after condemnation bears to the value of the entire premises at the date of condemnation; but in such event, Landlord shall have the option to terminate this Lease as of the date when title to the part so condemned vests in the condemnor. If all of the Premises, or such part thereof be taken or condemned so that there does not remain a portion susceptible for occupation hereunder, this Lease shall thereupon terminate. If a part or all of the Premises be taken or condemned, all compensation awarded upon such condemnation or taking shall go to the Landlord, and Tenant shall have no claim thereto, and the Tenant hereby irrevocably assigns and transfers to the Landlord any right to compensation or damages to which the Tenant may become entitled during the term hereof by reason of the condemnation, taking, or appropriation of all or a part of the Premises. A private sale in lieu of condemnation or taking shall constitute a taking or appropriation for purposes of this paragraph.

The Executive Group ~ Suite C-1 Lease

23. Assignment and Subletting. Tenant shall not, without first obtaining the prior written consent of Landlord which consent Landlord may withhold in its sole discretion, assign, sublet, mortgage, pledge, or encumber this Lease, in whole or in part, or sublet the premises or any part thereof. Landlord may assign the Lease. In the event that Landlord assigns the Lease, the Landlord shall be relieved of further liability under the Lease and Tenant shall look solely to the assigned party for obligations under this Lease.

24. Tenant’s Default. In the event the Tenant shall default in the payment of Base Rent, Additional Rent, or any other sums payable by the Tenant hereunder (“monetary default”) and such monetary default shall continue for a period of three (3) days, or if the Tenant shall default in the performance of any other covenants or agreements of this Lease (“non-monetary default’’) and such non-monetary default shall continue for ten (10) days, or if the Tenant should become bankrupt or insolvent or any debtor proceedings be taken by or against the Tenant, then and in addition to any and all other legal remedies and rights, the Landlord may declare the entire balance of the rent for the remainder of the term to be due and payable and may collect the same by distress or otherwise, may terminate the Lease, may terminate Tenant’s right to possession without terminating the Lease or take any other remedy allowed by Florida law, and Landlord shall have a lien on the personal property of the Tenant which is located in the Premises. Landlord may, without first obtaining a distress warrant, lock up the Premises in order to protect said interest in the secured property, or the Landlord may terminate this Lease and retake possession of the Premises, or enter the Premises and relet the same without termination, in which latter event the Tenant covenants and agrees to pay any deficiency after Tenant is credited with the rent thereby obtained less all repairs and expenses (including the expenses of obtaining possession), or the Landlord may resort to any two or more of such remedies or rights, and adoption of one or more of such remedies or rights shall not prevent the enforcement of others concurrently or thereafter.

The Tenant also covenants and agrees to pay all attorney’s fees and costs and expenses of the Landlord, including court costs, if the Landlord employs an attorney to collect rent or enforce other rights of the Landlord herein in the event of any breach as aforesaid, and the same shall be payable regardless of whether collection or enforcement is effected by suit or otherwise.

25. Strict Performance. The failure of Landlord to insist on strict performance of any covenant or condition hereof or to exercise any option contained herein shall not be construed as a waiver of such covenant, condition, or option in any other instance. This Lease may not be modified or terminated except in writing signed by Landlord.

26. Liens. Tenant shall not have any authority to create any liens for labor or material on or against the Landlord’s interest in the Premises or Landlord’s building and all persons contracting with the Tenant for the destruction or the removal of any building or for the erection or for the erection, installation, alteration, or repair of any building or other improvements in, on or to the Premises; and all material men, contractors, subcontractors, sub subcontractors, mechanics, and laborers are hereby charged with notice that they must look solely and only to the Tenant’s interests only in the Premises to secure the payment of any bill for work done or material furnished during the rental period created. by this Lease and, specifically, not to the Landlord or the Landlord’s Interest. Tenant agrees that it will include the language of this paragraph in any contract or agreement for any work done by Tenant in the Premises. Tenant shall, within ten (10) days after notice from Landlord, discharge any mechanic’s liens for materials or labor claimed to have been furnished to the Premises on Tenant’s behalf by posting an appropriate bond.

The Executive Group ~ Suite C-1 Lease

27. Right of Entry. Landlord may enter the Premises at any reasonable time, on reasonable notice to Tenant (except that no notice need be given in case of emergency) for the purpose of inspection or the making of such repairs, replacements, or additions in, to, or on and about the Premises or the building, as the Landlord deems necessary or desirable. TENANT shall provide keys to Landlord for Landlord’s access at ALL TIMES. ANY time Tenant changes locks to leased premises, Landlord shall immediately be provided an access key to such premises. Such key(s) shall be kept in a locked box by Management Company. Landlord shall not be held liable for any charges relating to access to the unit if Tenant is in default of this provision.

28. Amendment. No representations or promises shall be binding on the parties hereto except those representations contained herein or in a writing signed by the party making such representations or promises.

29. Covenants of Quiet Enjoyment: Landlord covenants that if, and so long as, Tenant pays the rent and any additional rent as herein provided, and performs the covenants hereof, Tenant shall peaceably and quietly have, hold, and enjoy the Premises for a term herein mentioned, subject to the provisions of this Lease.

30. Signs. The Tenant shall not place any signs or other advertising matter or material on the exterior or on the interior, where possible to be seen from the exterior, of the Premises or of the building in which the Premises are located, without the prior written consent of the Landlord which, if given, may be subsequently revoked at any time. Any lettering or signs which may be granted by Landlord in its sole discretion shall be of a type, kind, character and description to be approved by Landlord in writing.

31. Parking. Tenant shall be entitled to use a total of 4 parking spaces at the building. Landlord reserves the right to assign parking spaces to be used by Tenant and its employees, invitees and customers. Tenant shall take action to make sure that its employees, customers and invitees do not use more than the number of parking spaces assigned to Tenant by Landlord. In the event Tenant or its customers, invitees and guests violate this provision, then Tenant is subject to a fine of $25.00 per instance for each violation of this parking requirement. The payment of this fine shall not entitle Tenant to the use of additional spaces.

32. Ordinances and Regulations. The Tenant hereby covenants and agrees to promptly comply with all the rules and regulations of all governments and agencies having jurisdiction over the Premises, and with all laws, ordinances and regulations of governmental authorities wherein the Premises are located, at Tenant’s sole cost and expense.

33. Notice. Any notice required to be given hereunder shall be sufficient if given by hand delivery or overnight mail with proof of delivery, certified mail, return requested or email and fax if listed below, to the parties as follows:

As to Landlord:	1805 W. Colonial Drive
5429 Satin Leaf Ct,
Sanford, FL 32771
Email: [*]

As to Tenant:	The Executive Group
Attn: Rey Zapata
1805 W. Colonial Dr, Ste B-1
Orlando, FL 32804
Phone: [*]
Email: [*]

34. Attorney’s Fees and Costs. In connection with any litigation arising out of this Lease, the prevailing party shall be entitled to recover all costs incurred, including, but not limited to, reasonable attorney’s fees and costs.

35. Radon Gas. As required by law, Landlord makes the following disclosure: “RADON GAS” - Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

36. Multiple Counter arts. This Lease Agreement and attached exhibits may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one instrument; but in making proof of this Lease, it shall not be necessary to produce or account for more than one such counterpart. A facsimile or email signature when sent to the other party shall be deemed an original signature with the same effect as if an original document and original signature had been delivered.

The Executive Group ~ Suite C-1 Lease

37. Benefit. The provisions of this Lease shall apply to, bind, and inure to the benefit of Landlord and Tenant, and their respective heirs, successors, legal representatives, and assigns as allowed by the Lease. It is understood that the term “Landlord” as used in this Lease means only the owner, a mortgagee in possession, or a term Tenant of the building, so that, in the event of any ale of the building or of any lease thereof, or if a mortgagee shall take possession of the premises, the Landlord named herein shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing thereafter, and it shall be deemed without further agreement that the purchaser, the term Tenant of the building, or the mortgagee in possession has assumed and agreed to carry out any and all covenants and obligations of the Landlord hereunder.

38. Waiver of Jury Trial and Right to Counterclaim. Landlord and Tenant hall and do hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises or any emergency or other statutory remedy. Tenant further agrees that it shall not interpose any counterclaim(s) in any summary proceeding or in any action based on holdover or nonpayment of rent or any other sum payable by Tenant pursuant to the terms of this Lease but rather shall assert such counterclaim in a separate action.

39. Time of Essence. Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.

40. Governing Law, Jurisdiction and Lease. This Lease shall be construed and enforced in accordance with the laws of the state of Florida. The parties agree that the State Courts in Orange County, Florida and their Appellate Courts shall have exclusive jurisdiction for all lawsuits between them.

41. Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the rent or other amounts herein stipulated shall be deemed to be other than on account of the stipulated rent and amounts due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment thereof be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such amounts or pursue any other remedy provided in this Lease.

42. Entire Agreement. This Lease and the Exhibits, Riders, Addenda and Guaranty, if any, attached hereto and forming a part hereof, set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between Landlord and Tenant concerning the Premises except those herein set forth.

The Executive Group ~ Suite C-1 Lease

43. Recordation. Tenant shall not record this Lease, or a memorandum hereof, without the prior written consent of Landlord. Any such recordation in violation of this provision shall at Landlord’s option render this Lease null and void. Tenant shall, at the request of Landlord, execute, acknowledge and deliver, at any time after the date of this Lease, a short form lease or Memorandum of Lease prepared by Landlord but the provisions of this Lease shall control the rights and obligations of the parties.

44. Corporate Tenant/Tenants. In the event the Tenant hereunder is a corporation, the persons executing this Lease on behalf of the Tenant hereby covenant and warrant that: (a) the Tenant is a duly constituted corporation qualified to do business in the state in which the Premises is located; (b) all Tenant’s franchise and corporate taxes have been paid to date; (c) all future forms, reports, fees and other documents necessary for Tenant to comply with applicable laws will be filed by Tenant when due; and (d) such persons are duly authorized, by the governing body of such corporation, to execute and deliver this Lease an behalf of the corporation.

45. Conversion to Condominium. The unit being leased to Tenant is one unit of a multi-unit building. The Landlord may elect to convert the building into condominium units and to sell other units. Tenant agrees to consent to and sign all documents as requested by Landlord which are needed in order to convert the building into condominiums.

46. Guaranty. This lease agreement is conditioned upon the Guarantors personally guaranteeing Landlord’s obligations under this Lease by their execution of the Guaranty attached as Exhibit E.

47. Exhibits. The following exhibits, if checked as applicable, are attached and made a part of this Lease:

		Applicable	Not Applicable

A	Description of Landlord’s Work		X

B	Description of Tenant’s Work		X

C	Construction Requirements		X

D	Construction Rules and Regulations

E	Guaranty	X

F	Tenant Construction Allowance Rider		X

The Executive Group ~ Suite C-1 Lease

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Landlord:
Epiphany Property Holdings, LLC

By:
ANTHONY LASALA, Manager

Dated:

Tenant:
The Executive Group/La Rosa Realty

By:
REYNALDO ZAPATA, Branch Manager

Dated:

The Executive Group ~ Suite C-1 Lease

EXHIBIT “A”

DESCRIPTION OF LANDLORD’S WORK

THIS PAGE INTENTIONALLY LEFT BLANK

The Executive Group ~ Suite C-1 Lease

EXHIBIT “B”

DESCRIPTION OF TENANT’S WORK

The following work is to be done by Tenant at Tenant’s sole expense:

1.	COMPLETION OF DEMISED PREMISES:

All work required to complete and place the Premises in finished condition for opening for business, except only for the work specifically described in Exhibit “A” as Landlord’S work, is to be done by Tenant at Tenant’s sole expense: included in such work, but without limitation, are all subdivision walls, floor coverings, wall finishes, all store fixture work, all painting and decorating.

2.	TENANT’S CONSTRUCTION:

(a) Comply with existing Code requirements for building permits including a provision required by the American Disabilities Act of 1992.

(b) Non-combustible materials must be used above ceiling.

(c) Mezzanines not permitted unless approved by Landlord.

(d) Plastered or dry walls, or their equivalent finish, required throughout the sales area. Any exposed studs in storeroom area will be finished with dry wall or its equivalent. Paint and decorate interior of Premises.

(e) Provide all partitions.

(f) Provide all floor coverings.

(g) Provide trash room within Premises.

(h) Provide for any heating and air conditioning equipment, required by Tenant in addition to units supplied by Landlord, all wiring and duct work, designed by a professional engineer with seal. Space above ceiling may not be used as a return air plenum unless Tenant provides proper fireproofing. If space above ceiling is not used as a return air plenum, then heating ducts above ceiling shall be .insulated. No roof penetrations will be permitted without prior written approval of Landlord. All such equipment to be in proper operation on day that Tenant opens the Premises for business.

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(i) All cutting and patching of the roof area required for installation of air conditioning and ventilation systems, plumbing or utilities shall be paid by the Tenant. However, in all cases said work shall be performed by the Landlord’s contractor’s roofing subcontractor.

(j) Provide all utilities, plumbing, electric and telephone as well as other Tenant requirements under the floor slab and other areas within the store buildings and pay for hookup charges and all additional connection fees imposed by the Water and Sewer Authorities.

(k) Tenant shall furnish information to Landlord’s architect for its requirements for lights and power, and its estimated load.

(1) Provide hot water and drinking fountain, if any, with all necessary connections.

(m) Provide fire extinguisher which may be required.

(n) Provide all time clocks.

5.	ACCESS TO DEMISED PREMISES:

Landlord, Landlord’s agent or designee, an independent contractor, or an authorized utility company, as the case may be, shall have the right to run utility lines, pipes, conduits or duct work where necessary or desirable, through attic space, column space, or other parts of the Premises, and to repair, alter, replace or remove the same, all in a manner which does not interfere unnecessarily with Tenant’s use of the Premises.

6.	LABOR DISPUTES:

To the end that there shall be no labor dispute which would interfere with the construction, completion or operation of the building, or with any work being carried on therein, Tenant shall engage the services of only such contractors and subcontractors as will work in harmony with each other, those of Landlord, and any others then working in the building, and only such labor as will work in harmony with all other labor then working in the building.

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7.	INSURANCE:

TENANT shall require its contractors to furnish Landlord or Landlord’s contractors evidence of adequate insurance coverage as set forth in Exhibit D prior to Tenant’s contractor performing any work in the Premises, and Tenant agrees to indemnify and hold harmless Landlord and Landlord’s contractors from and against any claims, actions or damages resulting from acts of negligence of Tenant, its agents, employees, or contractors in performance of Tenant’s work.

8.	TENANT’S EMPLOYEES AND CONTRACTORS:

Tenant shall be limited to performing its work, including any office or storage for construction purposes within the Premises only. Tenant and Tenant’s contractors shall be responsible for daily removal from the Building of all trash, rubbish, and surplus materials resulting from construction, fixturing and merchandising of the Premises. Tenant shall limit its deliveries and worker’s to hours approved by Landlord and only to the rear of the Premises. Tenant shall conduct its work so as to cause the least amount of disruption and disturbance to pedestrian and vehicular traffic as possible.

9.	TEMPORARY UTILITIES:

Tenant shall be responsible for temporary utility connections for its work, including payment of utility charges.

10.	APPROVALS:

Tenant shall not perform any work, repairs or alterations to the Premises unless the Landlord has given its prior written approval of such work. Any approval or consent by Landlord or Landlord’s architect shall in no way obligate Landlord in any manner whatsoever in respect to the finished product, design and/or construction by Tenant. Any deficiency in design or construction, although the same had prior approval of Landlord, shall be solely the responsibility of Tenant.

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EXHIBIT “C”

CONSTRUCTION REQUIREMENTS

CONSTRUCTION:

1.	TENANT’S WORK:

All work, other than that specifically agreed to in writing to be performed by Landlord shall be performed by Tenant, at Tenant’s sole cost and expense, and in accordance with the plans and specifications hereinafter referred to in this Section, prepared by Tenant’s architect in conformity with the description of Tenant’s work in Exhibit “B”. Tenant shall prepare and submit to Landlord for approval, within thirty (30) days from the date of this Lease, three (3) complete sets of preliminary plans, drawings and specifications covering Tenant’s work, prepared in conformity with the applicable provisions of Exhibit “B”. If Landlord or Landlord’s architect notifies Tenant of any objections to such plans, drawings, and specifications, Tenant shall make the necessary revisions to Landlord’s reasonable satisfaction and promptly resubmit the same after such notice. Landlord’s approval will be evidenced by endorsement to that effect on two (2) sets of the preliminary plans, drawings and specifications, one set to be retained by Landlord and one set by Tenant. Within thirty (30) days after Landlord’s approval of the preliminary plans, drawings and specifications, Tenant shall deliver to Landlord three (3) complete sets of working plans, drawings and specifications, each of which sets shall have been initialed by Tenant, thereby evidencing Tenant’s approval thereof. Landlord shall notify Tenant of the manner, if any in which said working plans, drawings and specifications as submitted to Tenant fail to conform with said preliminary plans, drawings and specifications and with the applicable provisions of Exhibit “B”. Tenant shall revise or correct said working plans, drawings and specifications to Landlord’s reasonable satisfaction and promptly submit such revisions or corrections to Landlord similarly initialed. Landlord’s approval will be evidenced by endorsement to that effect on one set of the working drawings and specifications and the return of such signed set to Tenant.

2.	COMMENCEMENT OF TENANT’S WORK:

Tenant shall expeditiously commence construction of Tenant’s work at a time and in a manner which will not interfere with completion of Landlord’s work and will perform and complete Tenant’s work in compliance with such reasonable rules and regulations as Landlord and its architect or contractor or contractors may make (provided that Tenant shall be commenced within thirty (30) days after the last of the following to occur (“Tenant Construction Commencement Date”) (i) Landlord’s approval of Tenant’s working plans, drawings and specifications and (ii) Landlord’s notice to Tenant that the Premises will, within thirty (30) days after said notice, be substantially completed (except for finishing operations or items of work necessarily awaiting the performance of Tenant’s work) to the extent reasonably required that Tenant’s work can be commenced. Tenant’s work shall be performed in accordance with the approved working plans, drawings and specifications and Exhibit “B”.

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3.	CONSTRUCTION SCHEDULE:

Time is of the essence with respect to the performance by Tenant of each of the provisions concerning construction. If Tenant fails or omits to make timely submission to Landlord of its plans, drawings, or specifications or unreasonably delays in submitting or supplying information or in giving authorization or in performing or commencing to perform or completing Tenant’s work or unreasonably delays or interferes with the performance of Landlord’s work, Landlord, in addition to any other right or remedy it may have at law or in equity, may pursue any one or more of the following remedies: (a) Until Tenant shall have commenced Tenant’s work, Landlord may give Tenant at least ten (10) days written notice that if a specified failure, omission or delay is not cured by the date therein stated this Lease shall be deemed cancelled and terminated; and if such notice shall not be complied with, this Lease shall, on the date stated in such notice, ipso facto, be cancelled and terminated without prejudice to Landlord’s rights hereunder; or (b) Landlord may, after written notice of intention to do so, at Tenant’s cost and expense, including, without limitation, all expenses for such overtime as Landlord’s architect may deem necessary, proceed with the completion of any such plans, drawings, or specifications for Tenant’s work as the case may be, and such performance by Landlord shall have the same effect hereunder as if the desired plans, drawings, specifications, information, approval, authorization work or other action by Tenant had been done as herein required; and Landlord may require Tenant to pay to Landlord, as additional rent hereunder, the full cost to Landlord of completing the Premises in accordance with the terms of this Lease over and above what would have been such cost had there been no such failure, omission or delay; and, alternatively, (c) Landlord may give written notice of Tenant (notwithstanding that such a notice is not required hereunder) that the lease term will be deemed to have commenced on the date to be therein specified when the same would have commenced if Tenant had made timely submission or supply of plans, drawings, specifications, estimates or other information or approval of any thereof, and on and after the date so specified, Landlord shall be entitled to be paid on the terms as agreed the Base Rent and any other rents and charges which are payable under this Lease by Tenant during the Lease Term. In exercising any of the foregoing remedies set forth in (a), (b), or (c), Landlord shall be entitled to retain and have recourse to any, if any, bond, escrow deposit, advance rent or Deposit previously deposited by Tenant under this Lease.

4.	OBLIGATIONS BEFORE LEASE TERM COMMENCES:

Tenant shall perform promptly such of its obligations under this Lease, including, without limitation, its obligation to pay charges for temporary water, heating, cooling and lighting pursuant to Exhibit “B” from the date upon which the Premises are made available to Tenant for its work (or from the date when Tenant commenced to perform its said work, if earlier), until the actual commencement of the lease term in the same manner as though the lease term began when the Premises were so made available to Tenant or when Tenant commenced performing its said work, if earlier.

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5.	COMPLETION OF TENANT’S WORK:

Upon the completion of Tenant’s work and prior to Tenant opening for business, Tenant shall (a) deliver to Landlord an affidavit by Tenant stating that Tenant’s work has been substantially completed in accordance with Exhibit “B”, which shall include a detailed breakdown of Tenant’s final and total construction costs, together with receipted invoices showing payment thereof, or Tenant may deliver a final Release of Lien from Tenant’s general contractor, together with an affidavit from the general contractor that all bills for labor and materials furnished to the Premises have been paid, in lieu of a detailed breakdown of Tenant’s total and final construction costs, together with receipted invoices, and which affidavit shall also state the names and addresses of all those in privity with such general contractor and it is understood that any deliberately false statement by Tenant therein shall constitute a breach of this Lease, and (b) deliver to Landlord the affidavit of the general contractor or general contractors performing Tenant’s work, stating that Tenant’s work has been substantially completed in accordance with Exhibit “B”, that all subcontractors, subsubcontractors, laborers and material men supplying labor or materials for Tenant’s work have been paid in full and that all liens therefore that have been or might be filed have been discharged of record or waived, and that no security interests relating thereto are outstanding, and (c) deliver to Landlord written certifications and approvals with respect to Tenant’s work and its right to use and occupy the Premises that may be required for any government authority, Landlord’s mortgagees and any Board of Fire Underwriters or similar body and (d) furnish to Landlord the insurance required by the Lease.

6.	OWNERSHIP OF IMPROVEMENTS:

Without limiting any other similar provision(s) contained elsewhere in the Lease, all installations, additions, betterments or improvements in or upon the Premises, made by either party, including, without limitation, all pipes, ducts, conduits, wiring, paneling, partitions, railings, mezzanine floors, galleries and the like shall become the property of Landlord at the time the improvements are made and shall remain upon and surrendered with the Premises as a part thereof at the expiration or sooner termination.

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EXHIBIT “D”

CONSTRUCTION RULES AND REGULATIONS

Tenant and Tenant Contractor

Re:	_______________________________

Tenant Contractor Requirements

To Whom It May Concern:

Welcome to ______________________ ! As a part of preparing your Premises for opening, you may perform Work that requires a Tenant Buildout Contractor. I have previously furnished a list of preferred contractors to your leasing representative. The following requirements must be satisfied before any Tenant Contractors commence Work on the above referenced project:

1.	Tenant Lease must be fully executed by Tenant and Landlord.

2.	Tenant’s Contractor must be a Licensed Contractor in the State of Florida.

3.	Any permanent utilities must be turned over in the Tenant’s name prior to commencement of Work.

4.	The Tenant’s Premises shall be clearly identified as Exhibit A to this document.

5.	The Tenant shall be assigned a staging area by Landlord for the duration of construction activities to the Tenant’s space.

6.	Tenant’s Contractor shall at all times maintain in full force and effect insurance policies that meet the following requirements:

a)	Each Insurance Company shall have a minimum rating of A by A.M. Best Company. The Insurance Company referenced should have a minimum financial size “V,” which is $10 to $25 Million of U.S. dollars of reported capital, surplus and conditional reserve funds.

b)	A Comprehensive General Liability: Combined Single Limit (CSL) policy with minimum limits of One Million ($1,000,000) CSL per occurrence / Two Million ($2,000,000) per aggregate and shall include the following coverages:

●	Premises Operations

●	Aggregate Per Project/Location

●	Products Completed Operations

●	Contractual Liability

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●	Broad Form Property Damage

●	Personal Injury

c)	A “Any Auto” or Hired and Non-owned Automobile policy with a minimum limit of One Million ($1,000,000) CSL.

d)	A workers compensation policy to cover all employees of the contractor and any subcontractor in full compliance with the Workers Compensation Law of the State of Florida and all applicable Federal Laws in the minimum limits of:

●	Employers Liability per Accident:	$100,000
●	Employers Liability Disease each Employee:	$100,000
●	Employers Liability Disease Policy Limit:	$500,000

e)	Certificates of insurance shall be provided to Landlord prior to the commencement of any construction work. The certifications of insurance shall provide that the insurance policies cannot be cancelled without thirty (30) days prior written notice to Landlord.

f)	The Additional Insureds under the policy shall be the Tenant, WCDO, LLC, Paul and Sally Curtis Family Limited Partnership, Paul Curtis Realty, Inc., Village Property Management, Inc. and their officers, directors, members and employees and their successors and assigns. If the Tenant’s Contractor commences work prior to the Shell Contractor (contractor performing any work for Landlord) finalizing all of Landlord’s work, then the Shell Contractor shall be named as an additional insured.

7.	Tenant Contractor shall adhere to Project safety standards. At a minimum, all construction personnel shall be required to wear hard hats when necessary, shirts, and work shoes. The project is a drug free workplace, and alcohol, drugs, and firearms shall not be permitted on the Project.

8.	The Tenant or Tenant Contractor is responsible for obtaining any required interior build out Permit or Occupational License from the County.

9.	Tenant Contractor shall be responsible for their own temporary services, such as water, power, toilets, and dumpsters.

10.	No Tenant Contractor signage is allowed.

11.	The location of any required refuse containers shall be approved by the Landlord.

12.	All parking for personnel and trucks (other than deliveries) shall be in the Contractor’s staging area or offsite.

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13.	All Tenant build out plans shall be approved by the Landlord pnor to commencement of Tenant build out activities

14.	All significant material deliveries shall be coordinated with the Landlord.

15.	A Construction Schedule shall be delivered to the Landlord prior to commencement of Tenant build out activities.

16.	The Tenant and the Tenant Contractor shall deliver emergency telephone numbers to the Landlord prior to commencement of Work.

17.	The Landlord and Architect shall perform an inspection of the shell construction prior to commencement of Tenant build out activities, if the building shell is not yet completed.

18.	Tenant Contractor shall be required to utilize the services of the Building Fire Protection Contractor for any changes to the Fire Protection System.

19.	Tenant Contractor shall be required to utilize the services of the Building Roofing Contractor for any proposed roof penetrations.

20.	Tenant Contractor shall be required to utilize the services of the Building EIFS Contractor for any proposed EIFS changes or penetrations.

21.	A Master Key shall be maintained in the building Knox Box at all times or provided to Landlord.

22.	As-bui1t drawings shall be submitted to the Landlord for review and approval after construction is complete.

23.	The Tenant Contractor, or Tenant, shall post a $5,000.00 Security Deposit to Landlord prior to Commencement of Work. This deposit shall be returned within 15 days of satisfacto[r]y completion of all Tenant Buildout activities, and a satisfactory release from the Landlord.

24.	The Landlord Construction Representatives shall be as follows:

Whoever, Construction Manager

Address

Telephone

Facsimile

Please feel free to contact me with any questions or concerns that may arise from these requirements.

Proposed by:	Accepted by:

Landlord Rep	Tenant Contractor
Construction Consultant
WCDO, LLC

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EXHIBIT “E”

PERSONAL GUARANTY

FOR VALUE RECEIVED and in consideration for and as an inducement to Landlord, WCDO, LLC, making the within Lease with TENANT, the undersigned Guarantors, on behalf of himself, his legal representative, heirs, successors and assigns, jointly and severally, absolutely and unconditionally guarantees to Landlord, Landlord’s successors and assigns, the full performance and observance of all the provisions therein provided to be performed and observed by Tenant, including the rules and regulations, without requiring any notice of nonpayment, nonperformance, or nonobservance, or proof, or notice, or demand, whereby to charge the undersigned therefore, all of which the undersigned expressly agrees that the validity of this agreement and the obligations of the undersigned guarantor hereunder shall not be terminated, affected or impaired by reason of the assertion by Landlord against Tenant of any of the rights or remedies reserved to Landlord pursuant to the provisions of the within Lease. The undersigned farther agrees that this guaranty shall remain and continue in full force and effect as to any renewal, modification, assignment or extension of this Lease and that such actions may be taken without prior notice to guarantors. As a further inducement to Landlord to make this Lease and in consideration thereof, Landlord and the undersigned agree that, in any action or proceeding brought by either Landlord or the undersigned against the other on any matters whatsoever arising out of, or by virtue of the terms of this Lease or of this guaranty, Landlord and the undersigned shall, and do hereby, absolutely and unconditionally waive trial by jury and the right to file a counterclaim. In the event Landlord incurs any expenses in the enforcement of this guaranty, whether legal action be instituted or not, the undersigned agrees to be liable for same (including, without limitation, reasonable attorney’s fees at all levels of trial and appeals) and to pay same promptly on demand by Landlord. The undersigned acknowledges receipt of a complete copy of the Lease with all Exhibits and other attachments, if any. Guarantors consent to the jurisdiction and venue of the State Courts in Orange County, Florida.

Dated:

Witnesses:

By:
Print Name:
Address:

Social Security #

By:
Print Name:
Address:

Social Security #

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EXHIBIT F

TENANT CONSTRUCTION ALLOWANCE RIDER

As incentive for Tenant to lease, Landlord agrees to contribute toward Tenant’s improvements, fixtures and inventory, an allowance in an amount not to exceed      None      (“Allowance”) as reimbursement for actual costs incurred by Tenant. Provided Tenant is not in default of this Lease, Landlord agrees to give Tenant a credit against rents in the amount of $     N/A     per month until the Allowance is fully credited. The granting of the Allowance credits is conditioned upon the satisfactory conclusion of Tenant’s work and the receipt of the following:

1.	Commencement of Rent

2.	Certificate of Occupancy

3.	Certificate of Insurance

4.	Final Waivers of Lien

5.	General Release and No Lien Affidavit from all Contractors

6.	Proof of payment by Tenant of funds for these purposes

The granting of this credit is conditioned upon Tenant being open for business, paying rent and not defaulting any of the terms and conditions of the Lease. In the event Tenant defaults in any of Tenant’s obligations under the Lease, then the obligation by Landlord to pay this Allowance shall automatically become null and void and Tenant shall pay to Landlord the amount of any credit obtained prior to Tenant’s default. Time is of the essence as to all of Tenant’s obligations. Request for commencement of the Allowance credit shall be made by Tenant to Landlord in writing. Said credit shall commence to be made to Tenant within thirty (30) days of receipt of those items listed above.

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